UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

(Amendment No.             )

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PHI, Inc.

(Name of Registrant As Specified In Its Charter)

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PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2013

To the Holders of Voting Common Stock of PHI, Inc.:

The 2013 Annual Meeting of Stockholders of PHI, Inc. (“PHI”) will be held at Lafayette Hilton & Towers (Willow Room), 1521 West Pinhook Road, Lafayette, Louisiana, on Thursday, May 2, 2013, at 8:00 a.m., local time, to:

1.  Elect directors.

2.  Ratify the appointment of Deloitte & Touche as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.  Transact such other business as may properly be brought before the meeting or any adjournments thereof.

Holders of record of PHI’s voting common stock at the close of business on April 3, 2013 are entitled to notice of and to vote at the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

Trudy McConnaughhay Secretary

Lafayette, Louisiana

April 12, 2013

Important Notice Regarding the Availability of materials for the Annual Meeting to be held on May 2, 2013: The Company’s Information Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2012 are available at www.materials.proxyvote.com/69336T.

PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

INFORMATION STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 2, 2013

This Information Statement is furnished to holders of voting common stock (“Voting Stock”) of PHI, Inc. (“PHI” or the “Company”) at the direction of its Board of Directors (the “Board”) in connection with the Annual Meeting of Stockholders of PHI (the “Meeting”) to be held on May 2, 2013, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of Voting Stock at the close of business on April 3, 2013 are entitled to notice of and to vote at the Meeting. On that date, PHI had outstanding 2,905,757 shares of Voting Stock, each of which is entitled to one vote, and 12,567,879 shares of non-voting common stock, none of which are entitled to vote at the Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being mailed to stockholders on or about April 12, 2013. The cost of preparing and mailing the statement will be borne by PHI. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the material to their principals, and PHI will, upon request, reimburse them for their expenses in so doing.

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated By-Laws (the “By-laws”), the Board has established the number of directors constituting the Board and to be elected at the Meeting at six. Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, holds more than a majority of PHI’s outstanding Voting Stock, and his vote alone is sufficient to decide all matters to be voted on at the Meeting. Mr. Gonsoulin has informed PHI that he intends to vote all of his shares for (i) the election of the six persons identified below who have been nominated to serve on our Board; and (ii) ratifying the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2013. As a result, the outcome of those votes is assured, no matter how the other holders of Voting Stock vote their shares. In the unanticipated event that one or more nominees cannot be a candidate at the Meeting, or is unwilling to serve, the By-laws provide that the number of authorized directors will be reduced automatically by the number of such nominees unless the Board, by a majority vote of the entire Board, selects an additional nominee.

Nomination of Directors

The Board does not have a nominating committee or other committee performing similar functions. The Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”) provide that a “controlled company” is exempt from having its director nominees selected by a nominating committee. A controlled company is defined, in part, as a company of which more than 50% of the voting power is held by an individual. As Mr. Gonsoulin owns over 50% of the Company’s Voting Stock, PHI is a “controlled company” within the definition of the NASDAQ Marketplace Rules, and the Board believes that it is appropriate for PHI not to have a nominating committee. The full Board does, however, approve all nominees, and a stockholder who wishes for the Board to consider an individual as a director nominee should communicate that desire in writing to the Chairman of the Board at the Company’s address. Similarly, a stockholder who wishes to communicate with the Board on any other subject should direct such communication to the Secretary of the Company at the Company’s address. The Secretary will be responsible for disseminating all such communications to the Board, or to a specific member of the Board, as appropriate, depending on the facts described in such communication.

In addition to suggesting candidates to the Board, stockholders may nominate candidates directly by following the Board nomination procedure set forth in the By-laws. Under this procedure, a stockholder wishing to make a nomination must provide written notice to the Company’s Secretary containing all information about the proposed nominee required by Regulation 14A under the Securities Exchange Act of 1934, including his or her name, age, business and residence address, principal occupation or employment, class and number of shares beneficially owned and entitled to vote at the meeting, and such nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected. Also, the stockholder must include his or her own name, address, and class and number of shares beneficially owned and entitled to vote at the meeting. Upon receipt of a stockholder’s nomination, our Secretary will appoint two independent inspectors to determine whether these procedures were satisfied. To be timely, a stockholder’s notice must be addressed to the Secretary, and delivered to us, or mailed and received by us not less than 45 nor more than 90 days before the meeting. If we provide less than 55 days notice of the meeting, that deadline is extended until the close of business on the 10th day following the date notice was given.

Our Board identifies potential nominees for director, other than current directors standing for re-election, through business and other contacts. Our Board does not have a formal policy with regard to the consideration of director candidates nominated by our other stockholders. While there are no minimum qualifications a nominee must meet, our Board primarily considers a nominee’s business experience, career positions held and particular areas of expertise and whether the nominee and would contribute to the diversity of experience and skills of our Board as a whole. There is no difference in the manner in which the Board evaluates nominees for director based on whether the nominee is recommended by a stockholder or by a member of our Board.

Information about Directors and Executive Officers

The following table sets forth certain information as of April 3, 2013, with respect to each candidate nominated by the Board. All director nominees were recommended by our Chairman of the Board. The information below includes the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director, and includes any directorships of public companies held during the past five years. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Our Board has determined, using criteria established by NASDAQ and the Securities and Exchange Commission (the “SEC”), that each director nominee other than Messrs. Bospflug and Gonsoulin is independent.

Name and Age	Principal Occupation or Position	Year First Became a Director

Directors and Nominees
Al A. Gonsoulin, 70	Chairman of the Board and Chief Executive Officer of PHI	2001
Lance F. Bospflug, 58	President and Chief Operating Officer of PHI	2001
Didier Keller, 66	Consultant	2011
C. Russell Luigs, 80	Consultant	2002
Richard H. Matzke, 76	Consultant	2002
Thomas H. Murphy, 58	Member, Murco Oil & Gas, LLC (oil & gas production and investments)	1999

MR. AL A. GONSOULIN, Chairman and Chief Executive Officer of PHI, has been Chairman since September 2001, when he acquired a controlling interest in PHI. He was appointed Chief Executive Officer of PHI following the resignation of Mr. Lance Bospflug in May 2004. Prior to joining PHI, Mr. Gonsoulin was President of Sea Mar, a division of Nabors Industries.

Mr. Gonsoulin has spent his career working in the oil and gas industry worldwide. He is well acquainted with both major and independent drilling and production companies. He founded Sea Mar, a vessel company serving the offshore oil and gas industry worldwide, which he later sold. Mr. Gonsoulin’s experience is and has been essential to the positioning of PHI for long term performance.

MR. LANCE F. BOSPFLUG joined PHI in October 2000 as President and was appointed Chief Executive Officer in August 2001. Before joining PHI he was Chief Financial Officer, and from 1999 to 2000 Chief Executive Officer, of T.L. James & Company, Inc. Mr. Bospflug resigned as President and Chief Executive Officer of PHI in May 2004, and was self-employed until August 2008 when he was employed by PHI for special projects, reporting directly to Mr. Gonsoulin. On February 23, 2009, Mr. Bospflug was appointed Chief Operating Officer, and effective April 1, 2010, he was appointed President.

Mr. Bospflug has significant leadership experience at our company, providing him with a comprehensive knowledge of our business and industry, and was also Chief Executive Officer at T.L. James & Company, a construction company performing various highway and bridge construction projects. His experience as a chief financial officer also gives him a strong background in financial and accounting matters. Mr. Bospflug’s career has provided the managerial, strategic, and financial experience necessary to develop and execute our strategic plans.

MR. DIDIER KELLER served as Chief Executive of SBM Offshore N.V., a Dutch public company serving the offshore oil and gas industry on a global basis by supplying engineered products, vessels and systems, and offshore oil and gas production services, from 2004 until his retirement in May 2008. He joined SBM Offshore (formerly IHC Caland N.V.) in 1977, and during the next 31 years held positions of increasing responsibility in project management, business development, marketing, sales, and management, including serving as President of SBM Offshore’s American subsidiary from 1991 to 1994. Since May 2008, he has been engaged as an independent consultant in the oil and gas industry. Mr. Keller graduated from the civil engineering school ESTACA in Paris in 1969 and holds a PhD French equivalent degree in aeronautics.

Mr. Keller has significant experience in the global oil and gas industry. With experience as the chief executive of a foreign public company, and throughout the oil and gas industry, Mr. Keller brings significant operational, strategic, and financial experience to our Board and provides insights to an increasingly complex global business environment.

MR. C. RUSSELL LUIGS retired from GlobalSantaFe, Inc. in September 2002. He was President and Chief Executive Officer of Global Marine from the time he joined that company in 1977 until 1998. Prior to joining Global Marine, Mr. Luigs was President and Chief Operating Officer of U.S. Industries, which he joined as a petroleum engineer in 1957. He was also Chairman of the Board of Global Marine from 1982 until 1999, and Chairman of the Executive Committee of the Board of Global Marine from 1999 until its merger with Santa Fe International Corporation in 2001. He continued as Director of GlobalSantaFe until May 2005. Mr. Luigs became Compensation Committee Chairman in February 2013.

Mr. Luigs has had a career primarily in the offshore drilling industry and also has extensive experience throughout the oil and gas industry. Having been the Chief Executive Officer of Global Marine, a public company providing offshore drilling services primarily in the Gulf of Mexico, offshore West Africa and the North Sea, for over 20 years, he has a comprehensive understanding of the operational, financial and strategic issues affecting PHI. Mr. Luigs brings to the Board demonstrated ability at the most senior levels of a public company.

MR. RICHARD H. MATZKE retired from ChevronTexaco, Corp. in February 2002, where he had served as Vice Chairman of the Board since January 2000 and as a member of the Board since 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron’s oil exploration and production activities outside of North America. Mr. Matzke was employed by Chevron Corporation and its predecessors and affiliates from 1961 through his retirement in 2002. From 2002 to 2010 Mr. Matzke served as a director of LUKOIL, one of Russia’s largest oil companies with operations worldwide. Since his retirement from ChevronTexaco, he has provided consulting services to companies in the oil and gas industry.

Mr. Matzke’s extensive career with ChevronTexaco, a publicly-traded major international oil and gas company, provides operational, financial and strategic experience critical to addressing the issues affecting the Company. Mr. Matzke’s experience also brings to the Board a demonstrated ability at the most senior levels of a public company.

MR. THOMAS H. MURPHY has been a co-owner and the manager of Murco Oil and Gas LLC, a company with interests in oil and gas exploration and production onshore in the U.S., for the last ten years, among other interests. He is the former president of Murco Drilling Corporation, a U.S. onshore drilling contractor. He holds an MBA from Emory University and has completed the Stanford Law School Directors’ College Program for directors and senior executives of publicly traded companies. Mr. Murphy is a member of the National Association of Corporate Directors and he is a past member of Young Presidents’ Organization.

Mr. Murphy has been responsible for developing and implementing successful strategies for companies in the oil and gas industry, and has extensive experience addressing operational, financial and accounting matters. He has a deep understanding of the oil and gas industry and of issues facing public companies and their boards. Mr. Murphy also serves as Audit Committee Chairman.

The following table sets forth certain information as of April 3, 2013 with respect to our executive officers who do not serve on our Board.

Name and Age	Principal Position	Year First Became an Executive Officer

Executive Officers
Trudy McConnaughhay, 53	Chief Financial Officer and Secretary(1)	2012
Richard A. Rovinelli, 65	Chief Administrative Officer and Director of Human Resources(2)	1999
David F. Stepanek, 47	Director of Corporate Business Development(3)	2011

(1)

Mrs. McConnaughhay became our Chief Financial Officer and Secretary on November 5, 2012. She previously served as our Director of Special Projects, Finance from July 2012 until assuming her current position. Prior to joining PHI she served as Chief Financial Officer for Dynamic Industries International, L.L.C. from September 2011 until July 2012. Prior to joining Dynamic, she served as Vice-President/Principal Accounting Officer of Global Industries, Ltd. from October 2005 to September 2011, and held other previous positions within Global, including Director of Tax and Finance.

(2)

Mr. Rovinelli joined us in February 1999 as Director of Human Resources and became our Chief Administrative Officer in December 1999. Mr. Rovinelli previously served as Manager, Human Resources for Arco Alaska, Inc., Headquarters Staff Manager, Human Resource Services, Arco Oil and Gas Company, as well as numerous other positions within Arco.

(3)

Mr. Stepanek became our Director of Corporate Business Development in January 2011. He previously served as Director of Special Projects from May 2010 until assuming his current position. Prior to joining PHI he served as Chief Marketing Officer for The Era Group from March 2007 until March of 2010. Prior to joining The Era Group, he spent nearly 20 years with Sikorsky Aircraft in various roles, including technical services, customer service, sales and marketing.

Meetings of the Board

During the year ended December 31, 2012, the Board held four meetings. Each incumbent director attended at least 75% of the aggregate number of Board and Committee meetings of which he was a member.

The Board does not have a policy regarding Board member attendance at the annual stockholders meeting, but such meeting is normally held in conjunction with a regularly scheduled Board meeting in order to make attendance at both convenient. All Board members attended the 2012 annual meeting.

Board Committees

Our Board has an Audit Committee, whose current members are Messrs. Keller, Luigs, Matzke and Murphy (Chairman). This committee held four meetings during 2012.

The functions of the Audit Committee include:

•

Appoints (subject to shareholder ratification) the Company’s independent auditor, and is directly responsible for the compensation and oversight of the work of the independent auditor, who reports directly to the Audit Committee

•	Oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements

•	Oversees the independence of the Company’s independent auditor

•	Pre-approves all audit and permitted non-audit services provided by the independent auditor

•	Oversees the work of the internal audit department and the director of the internal audit department, who reports directly to the Audit Committee

•

Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•	Reviews and approves all related party transactions

•	Performs the functions described in the Audit Committee Report included in this information statement

•	Performs the other functions described in the committee’s charter

Because PHI is a “controlled company” within the definition of the NASDAQ Marketplace Rules, it is not required to have a compensation committee. Nevertheless, our Board has a Compensation Committee, whose current members are Messrs. Keller, Luigs (Chairman), Matzke, and Murphy. This committee met four times during 2012. Mr. Arthur J. Breault, Jr. served as Chairman of the Compensation Committee throughout 2012 until his retirement from the Board on February 28, 2013. Mr. Luigs was appointed Chairman of the Committee upon Mr. Breault’s retirement.

The functions of the Compensation Committee include:

•	Determines the compensation of our executive officers

•	Determines awards under our annual incentive plan

•	Determines awards under our Long-Term Incentive Plan

•	Reviews and recommends to the Board changes in significant benefit plans

•	Oversees our assessment of whether our compensation practices are reasonably likely to expose our Company to material risks

•	Performs the other functions described in the committee’s charter

The Audit Committee and Compensation Committee charters can be found at this web site: www.phihelico.com.

For the reasons discussed above under the caption “Nomination of Directors,” the Board does not have a nominating committee.

Board Leadership Structure

Our Board consists of six directors, four of whom have been determined to be independent under the criteria established by NASDAQ and the SEC. Mr. Gonsoulin serves as both Chairman of the Board and as Chief Executive Officer of our Company, which our Board believes is in the best interests of our Company and our stockholders. Mr. Gonsoulin has strong leadership abilities and possesses an in-depth knowledge of the issues and challenges facing our Company and our industries. Accordingly, we believe he is best positioned to direct the Board’s attention to the most appropriate matters. He also holds a majority of our voting common stock, which aligns his interests with those of the rest of our stockholders in most instances.

Our Board has an audit committee consisting entirely of independent directors. Because PHI is a “controlled company” within the definition of the NASDAQ rules, it is not required to have a compensation committee. Nevertheless, the Board has established a compensation committee, also consisting entirely of independent directors, which, among other things, sets compensation for Mr. Gonsoulin and the Company’s other executive officers.

Our Board believes that our Company’s corporate governance practices establish an appropriate framework for our directors to provide independent, objective and effective oversight of management. Two-thirds of our directors are independent, and we have independent audit and compensation committees. The audit committee has the power and authority to engage independent legal or other advisors as it may deem necessary, and the compensation committee has the power and authority to engage compensation consultants, without consulting or obtaining the approval of the full Board or management. Our independent directors meet in executive session after each audit committee meeting, chaired by our audit committee chairman. The Board understands that some people are of the opinion that having a “lead independent director” enhances the ability of the Board to act independently of management; however, after having considered that alternative, our Board has concluded that its current leadership structure is working effectively to achieve that objective without designating a lead independent director.

Board’s Role in Oversight of Risk Management

Our Board’s goal is to have systems and processes in place to bring to its attention the material risks facing our Company and to permit the Board to effectively oversee the management of these risks. As reflected in our Code of Ethics and Business Conduct Policy, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to risk oversight. For example, senior managers of the Company regularly make presentations regarding safety, financial matters, labor matters, litigation, succession planning and regulatory obligations, among other things. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Compensation Committee assesses risks related to compensation and our Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors, and regularly reviews our disclosure controls and procedures and internal control over financial reporting. Our Audit Committee also reviews and approves all related party transactions. Our Director of Internal Audit reports to and regularly meets in executive session with our Audit Committee.

Director Compensation

During 2012, each director other than Mr. Gonsoulin and Mr. Bospflug received an annual retainer of $50,000. Additionally, each such director received a meeting fee of $8,000 for each Board meeting and $5,000 for each Committee meeting attended in person and $1,000 for each meeting attended by telephone. Committee chairs received an additional $2,000 per meeting. Director compensation is determined by reviewing compensation levels at similar size companies.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2012.

Name(1) (2)	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
Arthur J. Breault, Jr.(3)	113,000	0	113,000
Didier Keller	122,000	0	122,000
C. Russell Luigs	122,000	0	122,000
Richard H. Matzke	122,000	0	122,000
Thomas H. Murphy	130,000	0	130,000

(1)

Al A. Gonsoulin, the Company’s Chairman of the Board and Chief Executive Officer, is not included in this table as he is an employee of the Company and receives no compensation for his service as director.

(2)	Lance F. Bospflug, the Company’s President and Chief Operating Officer, is not included in this table as he is an employee of the Company and receives no compensation for his service as director.

(3)	Mr. Breault retired from the Board on February 28, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all reports were filed on a timely basis during fiscal 2012.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of outstanding PHI common stock as of April 3, 2013 held by (a) each director and nominee for director of PHI, (b) each executive officer identified below under “Named Executive Officers” and (c) all directors and executive officers of PHI as a group, determined in accordance with Rule 13d-3 of the SEC. Unless otherwise indicated, the securities shown are held with sole voting and investment power, and are not pledged.

Name of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
Al A. Gonsoulin	Voting Non-Voting	2,009,929 787,690	69.2 6.3	% %
Lance F. Bospflug	Voting Non-Voting	0 43,365		* *
Didier Keller	Voting Non-Voting	0 0		* *
C. Russell Luigs	Voting Non-Voting	10,000 10,000		* *
Richard H. Matzke	Voting Non-Voting	0 0		* *
Thomas H. Murphy	Voting Non-Voting	8,000 10,000		* *
Named Executive Officers(1)
Trudy McConnaughhay	Voting Non-Voting	0 0		* *
Richard A. Rovinelli	Voting Non-Voting	0 8,951		* *
David F. Stepanek	Voting Non-Voting	0 6,971		* *
All directors and executive officers as a group (9 persons)	Voting Non-Voting	2,027,929 866,977	69.8 6.9	% %

*	Less than one percent.

(1)	Information on Mr. Gonsoulin’s and Mr. Bospflug’s ownership is included under “Directors and Nominees” above.

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of PHI voting and non-voting common stock beneficially owned as of April 3, 2013 by persons known by us to beneficially own more than 5% of the outstanding shares of PHI’s voting or non-voting common stock, determined in accordance with Rule 13d-3 of the SEC. The information in the table is based on a review of such holders’ filings of Schedules 13D and 13G and Form 13F with the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership		Percent of Class
Al A. Gonsoulin
2001 S.E. Evangeline Thruway	Voting	2,009,929		69.2%
Lafayette, Louisiana 70508	Non-Voting	787,690		6.3%
West Face Capital, Inc.
2 Bloor Street East, Suite 810	Voting	0		*
Toronto, Ontario M4W 1A8	Non-Voting	5,000,000		39.8%
Wells Fargo & Company
420 Montgomery Street	Voting	352,488	(1)	12.1%
San Francisco, CA 94104	Non-Voting	899,564		7.2%
Franklin Resources, Inc.
One Franklin Parkway	Voting	102,600		*
San Mateo, CA 94403	Non-Voting	1,046,900		8.3%
Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road	Voting	30,752		*
Austin, TX 78746	Non-Voting	993,577	(2)	7.9%
John D. Weil
200 N. Broadway, Suite 825	Voting	218,711	(3)	7.5%
St. Louis, Missouri	Non-Voting	0		*

*	Less than five percent.

(1)

On February 13, 2013, Wells Fargo & Company filed a Schedule 13G reporting beneficial ownership of our voting common stock on behalf of itself and two of its subsidiaries. Wells Fargo & Company reported that it beneficially owns 198,753 shares of our voting common stock on a consolidated basis, including beneficial ownership separately reported by subsidiaries, and that it has shared voting power with respect to 200,166 shares and shared dispositive power with respect to 352,488 shares. Its subsidiary Wells Capital Management Incorporated, a registered investment advisor, was reported to separately beneficially own 198,753 shares of our voting common stock, of which 46,431 shares were held with shared voting power and 198,753 with shared dispositive power. Its subsidiary Wells Fargo Funds Management, LLC, a registered investment advisor, was reported to separately beneficially own 153,735 shares of our voting common stock with shared voting and dispositive power.

(2)	Dimensional Fund Advisors LP has sole voting power with respect to 971,217 of these shares and sole investment power with respect to 993,577 of these shares.

(3)

John D. Weil, the president, sole director and sole stockholder of Clayton Management Company, which is the general partner of Woodbourne Partners, L.P., has sole voting and investment power with respect to 10,685 of these shares and has shared voting and investment power with respect to 208,026 of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The objective of our executive compensation policy is to:

•	Produce long-term success for our stockholders

•	Align executive incentive compensation with the company’s annual and long-term goals

•	Provide competitive compensation and benefits to attract, retain, and motivate top quality executives

These objectives strive to reward the achievement of goals tailored to the executive’s area of responsibility and recognize individual leadership.

Compensation for our executive officers includes base salary, an annual incentive opportunity, long-term equity compensation and a deferred compensation plan. The executives also participate in benefit plans generally available to our other salaried employees, including our 401(k) plan and health, dental, and life insurance.

Process

The executive compensation program is administered by the Compensation Committee of the Board in accordance with the Compensation Committee’s charter.

The Compensation Committee has retained FreeGulliver, LLC (“FreeGulliver”) as an independent compensation consultant regarding executive compensation matters. As an advisor, FreeGulliver is retained directly by the Compensation Committee. All assignments given to FreeGulliver are made by the Compensation Committee, and the Compensation Committee has the ability to terminate FreeGulliver’s services at any time.

FreeGulliver provides the following compensation consulting services to the Compensation Committee on an ongoing basis:

•	Provide peer group compensation data to assist the Committee in establishing executive compensation

•	Assist in the formulation of annual incentive-based and long-term equity-based awards

•	Make recommendations regarding competitive compensation levels

•	Facilitate a leadership succession process

The Compensation Committee relies on Towers Watson surveys for competitive compensation analysis, which is compiled for the Compensation Committee by FreeGulliver. The Committee also reviews data from a small group of peer companies selected by FreeGulliver and approved by the Compensation Committee. The compensation analysis also considers the scope and nature of managerial responsibility and reporting relationships.

The Compensation Committee reviews and approves all compensation for our executive officers. Except with respect to his own compensation, the CEO may make adjustments to the compensation based on an individual’s performance and contributions to the Company’s performance, subject to reporting any such adjustments to the Compensation Committee. The compensation of the CEO is determined by the Compensation Committee.

$1 Million Pay Deductibility Cap.    Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly compensated executive officers. The Committee considers the tax deductibility of the executive compensation programs that it establishes, but may award compensation that is not fully tax deductible if it determines that such award is consistent with our philosophy and in the best interest of our Company and shareholders.

Elements of Executive Compensation

Our executive compensation is a mix of base salary, annual incentive compensation, long-term equity compensation, deferred compensation and employee benefits. It is the objective of this mix of components to instill in our executives the importance of achieving our business goals and thereby increase stockholder value.

Base Salary.    Base salary is based generally upon the level of responsibility of each executive officer and the individual’s prior performance. Base salaries also provide the foundation upon which the annual incentive opportunities are established. Base salary levels are generally targeted at the weighted average of the 60th percentile of salaries paid by companies included in the broad Towers Watson surveys in three sub-groups: companies with 1,000 to 4,999 employees; companies with sales of $250 million to $999 million; and companies with 1,000 to 4,999 employees in the South Central Region (which includes Louisiana, Texas, Utah, Colorado, Arizona, New Mexico, Oklahoma and Arkansas). In determining the 60th percentile weighted average, the sub-group based on sales is weighted 66 2/3% and the two other employee-based sub-groups are each weighted 16 2/3%. The identities of the over 2,000 companies included in the Towers Watson surveys are not provided to or considered by the Committee.

The Compensation Committee also reviewed data on the executive compensation levels and practices of the following industry “peer” companies: Bristow Group, Inc., SEACOR Holdings, Inc., Air Methods Corp., Gulfmark Offshore, Inc. and Tidewater, Inc. in order to ensure that the compensation levels reflected in the Towers Watson surveys are generally in line with competitive compensation practices in the industry.

After consideration of the data described above and the recommendation of FreeGulliver, effective August 29, 2012, the Committee adjusted the base salary of the Company’s executive officers to the following amounts: Al A. Gonsoulin, $650,000 (from $670,600); Lance F. Bospflug $550,000 (from $559,300); $291,500 for Michael J. McCann (from $283,800); $291,200 for Richard A. Rovinelli (from $264,600); and $238,100 for David F. Stepanek (from $231,800). Mrs. McConnaughhay’s salary of $275,000 was set when she joined our company in July 2012, and was determined in the same manner as for executive officers of the Company. Mrs. McConnaughhay became our Chief Financial Officer in November 2012 upon the retirement of Mr. McCann. The slight decrease in the salaries of Messrs. Gonsoulin and Bospflug was due to the Committee’s decision, based on the recommendation of FreeGulliver, to allocate more compensation potential for these positions to incentive-based compensation. The increase in Mr. Rovinelli’s compensation also related to his taking on additional responsibilities as the Company’s Chief Compliance Officer.

Severance Agreement with Mr. McCann.    On November 2, 2012, we entered into an Agreement, Release and Waiver (the “Severance Agreement”) with Mr. McCann in connection with his retirement. For additional information, see “Payments Upon Termination,” after the tables below.

Annual Incentive Compensation.    The Compensation Committee approved a Senior Management Bonus Plan in 2004, in which the Company’s executive officers participate. In May 2011, the Compensation Committee adopted a new Senior Management Incentive Bonus Plan (the “Annual Incentive Plan” or “AIP”), effective January 1, 2011, which replaced the prior plan. The new plan is substantially similar in operation to the prior plan, except that it provides that all future awards earned under the plan will be paid in a lump sum by March 15 of the following year and not in installments as provided in the prior plan. Under the AIP, the Committee will specify (1) the specific targets relative to each performance measure applicable for that year under the plan to the executives, and (2) the individual award opportunities of each executive for the year, which are determined based on the position and scope of responsibilities of the executive and are a percentage of the executive’s base salary based on the Company’s achievement of the financial target at three levels – a threshold level, the target level (generally, equivalent to the business plan for the year) and a stretch level. Following the end of the year, the calculated bonus levels based on financial results will be subject to adjustment for safety performance.

The AIP provides that the Compensation Committee may in its discretion adjust any award payable under the plan upward or downward to reflect the Company’s achievement of other performance goals or the Compensation Committee’s subjective assessment of the individual performance of the participant, and that the CEO may make recommendations to the Compensation Committee with respect to such adjustments for participants other than himself.

For 2012, the range of possible awards under the AIP for each executive officer based on achievement of the financial target levels, but prior to adjustment for safety performance, was as follows (stated as a percentage of the officer’s base salary):

Executive Officer	Threshold	Target	Stretch
Mr. Gonsoulin	60%	100%	140%
Mr. Bospflug	40%	70%	100%
Mr. McCann	25%	45%	65%
Mrs. McConnaughhay	25%	45%	65%
Mr. Rovinelli	25%	45%	65%
Mr. Stepanek	25%	45%	65%

The AIP provides for a downward adjustment of up to 100% if targeted safety goals are not met, and an upward adjustment of up to 30% for excellent safety results.

For 2012, the Compensation Committee set the financial performance objective of adjusted pre-tax income at $29.4 million (25% below “business plan”) (“threshold” level), $39.2 million (“business plan” or “target” level), and $49.0 million (25% above “business plan”) (“stretch” level). In calculating adjusted pre-tax income, the AIP excludes specified items: interest income; gains or losses related to the sale of aircraft; gains or losses related to investments; and gains or losses related to financial arrangements. In addition, adjusted pre-tax income is not reduced by any amounts paid under bonus or incentive plans for that year. As a result, reported 2012 pre-tax income of $34.0 million was adjusted by adding $3.0 million for restricted stock units, $6.0 million for accrued incentive compensation expense, and $0.3 million for a loss on aircraft sales. This calculation produced 2012 adjusted pre-tax income of $43.4 million, which reached the “business plan,” or “target,” level under the plan. The calculation for the named executive officers for 2012 resulted in an increase of 10% of the amount they would otherwise have received at the “business plan,” or “target,” level due to safety related adjustments. Safety targets are set to a very high standard and are difficult to achieve. The amounts awarded to each named executive officer under the AIP for 2012 are reflected in the Summary Compensation Table below in the column “Non-equity Incentive Plan Compensation” and are as follows: Mr. Gonsoulin $715,000; Mr. Bospflug $423,500; Mr. Rovinelli $144,144; Mr. Stepanek $117,860. Mrs. McConnaughhay received an award of $57,173, which was prorated for the time she was employed by the Company during 2012. Mr. McCann received an award of $122,649 pursuant to the terms of his Severance Agreement entered into in connection with his retirement. In March 2012, in connection with the award of performance-based restricted stock units described below, and in order to increase the proportion of CEO compensation tied to performance objectives, the Compensation Committee changed the range of possible awards under the AIP for the CEO to 60%/100%/140% (from 45%/85%/120%), subject to adjustment for safety performance.

Equity Compensation.    Long-term equity compensation has comprised a component of our executive compensation program since 2010. FreeGulliver advised the Compensation Committee on the structure of the new long-term equity compensation.

The purpose of the long-term equity component is to:

•	enhance the attraction and retention of high-potential talent within the Company;

•	more closely align the participant group with shareholder value; and

•

reward executive and senior management leadership and individual/department performance which enhances the company’s financial performance, and the achievement of both its business objectives and long-term strategies.

In November 2010 the Compensation Committee approved grants that comprised the retention component of the long-term equity incentive program. The grant was made under the Amended and Restated Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan (the “1995 Plan”) in the form of time-vested restricted stock units (“RSUs”) payable upon vesting on January 1, 2013 in non-voting common stock as long as the executive remains employed by the Company on that date, subject to earlier vesting in the event of death, disability, a change of control, or retirement at age 65 or later. The Compensation Committee agreed that this grant was crucial to our ability to retain key management personnel. The RSUs granted to executive officers were as follows: Mr. Bospflug 70,046; Mr. McCann 14,216; Mr. Rovinelli 13,251; Mr. Stepanek 10,320. The grants included all executive officers, except for Al A. Gonsoulin, due primarily to the limited number of non-voting shares remaining available for issuance under the 1995 Plan, and a limitation in the 1995 Plan that permitted issuance of shares of voting common stock only to the prior controlling stockholder of the Company. The 1995 Plan was amended in 2011 to provide that grants of shares of voting common stock could be made to the Company’s current controlling stockholder, Al A. Gonsoulin, after the Company received the concurrence of NASDAQ that shareholder approval was not required for this amendment. In November 2011, the Committee granted Mr. Gonsoulin time-vested RSUs to acquire 83,978 shares of the Company’s voting common stock under the 1995 Plan, with other terms substantially similar to the grants made to the other executives in 2010, except that vesting does not accelerate upon retirement at age 65 or later. On August 2, 2012, the Compensation Committee awarded Mrs. McConnaughhay 10,110 time-vested RSUs, which will vest and be payable in non-voting common stock on August 2, 2015 if she continues to be employed on that date, subject to acceleration upon termination of employment due to death or disability or if a change of control of the Company occurs.

In December 2012, the Compensation Committee, taking note of anticipated individual federal income tax increases in 2013, accelerated the vesting of these time-vest RSUs from January 1, 2013 to December 31, 2012, for all recipients, including the executive officers, except for awards held by Mr. Gonsoulin, due to limitations imposed by Section 409A of the Internal Revenue Code. Mr. Gonsoulin’s time-vest RSUs vested on January 1, 2013 as scheduled, and are reflected in the table below titled “Outstanding Equity Awards at 2012 Fiscal Year End.” The Compensation Committee also approved the ability of recipients to pay withholding taxes in shares of stock.

The Compensation Committee intended that the Company’s new equity incentive program would contain a performance-based component, and continued to work with FreeGulliver during 2011 and early 2012 to determine the parameters of the awards. In addition, as there were few shares of non-voting common stock remaining available for issuance under the 1995 Plan, the Compensation Committee considered the terms of a new long-term equity incentive plan. The Compensation Committee considered information provided by FreeGulliver regarding comparable grant sizes for companies reflected in the weighted average of the Towers Watson survey companies as described above under “Compensation Discussion and Analysis — Elements of Executive Compensation — Base Salary.” FreeGulliver also presented data from a Towers Watson April 2011 study of long-term incentive compensation. As with base salary, the Compensation Committee targeted equity grants with a total value generally equal to the 60th percentile of long-term incentives granted by the companies included in the Towers Watson survey groups described above. In addition, FreeGulliver provided the Compensation Committee with general information as to the equity compensation practices of SEACOR Holdings, Inc., Hornbeck Offshore Services, Inc., GulfMark Offshore, Inc., Hercules Offshore, Inc., Bristow Group, Inc., ERA Group, Inc. and Air Methods, Corp. FreeGulliver also provided information regarding various performance criteria alternatives.

In March 2012, the Compensation Committee recommended, the Board approved, and subsequently, the shareholders approved at the 2012 annual meeting, the PHI, Inc. Long-Term Incentive Plan. In addition, the Compensation Committee awarded performance-based RSUs to acquire non-voting common stock to the executive officers and certain other senior managers under this new plan, subject to shareholder approval of the plan. The awards were 194% of base salary for the CEO, 138% of base salary for the President and COO and 50% of base salary for the other executive officers. The number of performance-based RSUs granted was determined by dividing this amount by the average closing price of the non-voting common stock during February 2012. These performance-based RSUs will vest, subject to the terms of the new plan and the award agreements, based on achievement of a targeted average Adjusted EBITDAR as a percentage of Adjusted Total Revenue for the three-year period beginning January 1, 2012 and ending December 31, 2014. These awards vest on March 15, 2015 if the specified performance target is met, and the employee has not terminated employment with the Company prior to the end of the performance period. Vesting is accelerated upon termination of employment due to death or disability, or if a change of control of the Company occurs. On August 2, 2012, the Compensation Committee awarded Mrs. McConnaughhay, effective November 6, 2012, performance-based restricted stock units, in such number equal to 50% of her annual salary divided by the average closing price of the Company’s non-voting common stock in the month before the effective date of the grant, October 2012, prorated at the number of days during the 2012-2014 performance period that she is employed by the Company as its Chief Financial Officer. These performance-based restricted stock units will vest and be payable in non-voting common stock on the same terms as the March 2012 grants to the other executive officers. These performance-based RSU awards to executive officers are reflected in the table below titled “Outstanding Equity Awards at 2012 Fiscal Year End.”

Officers’ Deferred Compensation Plan.    Certain highly compensated executives have been approved by the Compensation Committee to participate in the Officers’ Deferred Compensation Plan (“ODP”), which allows the executive to tax-defer up to 25% of base salary and up to 100% of any bonuses and save those amounts for retirement. The Company does not contribute to the ODP, and it is a funded, nonqualified deferred compensation plan under ERISA. It is maintained, interpreted and administered in accordance with Internal Revenue Code Section 409A and applicable regulations and rulings. A separate account is established for each participant’s deferred compensation and is deemed invested in securities chosen by each participant from a list of available investment choices. Accounts are periodically adjusted for gains or losses to reflect the investment performance of the eligible securities and any payments made to a participant under the ODP.

Except as otherwise provided in the ODP, the value of a participant’s account is distributed at a designated future date, or at termination of employment or retirement, in either a single lump sum payment or in annual installments (not to exceed 20 installments), as designated by the participant.

Other Benefits.    All executives are eligible for the same insurance and welfare benefits (e.g., Medical Insurance, Dental Insurance, 401(k), Long-term Disability, Life and AD&D Insurance, AFLAC, etc.) as other employees in the Company, except that a newly hired executive is credited with having completed five years of Company service at his/her hire date for the purposes of calculating the amount of vacation days credited each year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2012 with management. Based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement on Schedule 14C.

By the members of the Compensation Committee:

C. Russell Luigs, Chairman

Didier Keller

Richard H. Matzke

Thomas H. Murphy

Summary Compensation Table for Fiscal 2012

The table below summarizes the total compensation paid to or earned by each of our executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. We have not entered into employment agreements with any of our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compen- sation(3) ($)	Total ($)
Al A. Gonsoulin	2012	664,262	0	1,201,996	715,000	27,138	2,608,396
Chairman of the Board and	2011	657,031	111,451	1,714,831	456,008	22,858	2,962,179
Chief Executive Officer	2010	646,301	0	0	149,131	23,152	818,584
Lance F. Bospflug(4)	2012	556,439	0	711,946	423,500	18,302	1,710,187
President and	2011	548,015	92,962	0	313,208	18,002	972,187
Chief Operating Officer	2010	523,455	0	1,356,091	124,390	15,833	2,019,769
Michael J. McCann(5) (6)	2012	255,898	0	131,203	122,649	179,484	689,234
Chief Financial Officer	2011	278,053	29,479	0	102,168	18,558	428,258
and Secretary	2010	275,074	0	275,222	39,446	19,042	608,783
Trudy McConnaughhay(7) (8) (9)	2012	105,769	0	352,292	57,173	13,174	528,408
Chief Financial Officer
and Secretary
Richard A. Rovinelli	2012	272,785	0	122,330	144,144	17,637	556,896
Chief Administrative Officer and Director of Human Resources	2011 2010	258,212 255,964	27,478 0	0 256,539	95,256 36,767	15,296 15,512	396,242 564,832
David F. Stepanek(10)	2012	233,738	0	107,161	117,860	14,725	473,484
Director of Corporate	2011	209,785	71,400	0	84,448	18,002	332,635
Business Development

(1)

Unless otherwise noted, restricted stock units valued based on the aggregate grant date fair value for accounting purposes at the closing price per share of our non-voting common stock on the date of grant, which was $19.36 for 2011 awards and $22.81 for 2012 awards. Time-vested restricted stock unit value for Mr. Gonsoulin’s 2011 award was based on the aggregate grant date fair value for accounting purposes at the closing price per share of our voting common stock on the grant date of $20.42.

(2)

Represents awards under the Annual Incentive Plan, discussed in further detail above under the heading “Annual Incentive Compensation” in “Compensation Discussion and Analysis.” Prior to 2011, fifty percent of the award was paid early in the following year and the rest in three equal installments over the next three years, subject to continuation of employment, or if the executive dies, retires or is permanently disabled. Commencing with the awards for 2011, all of the award is paid in March of the following year, subject to continued employment through the payment date unless otherwise determined by the Compensation Committee.

(3)	The amounts shown in this column for 2012 reflect for each named executive officer:

•

Matching contributions allocated by the Company to each of the named executive officers for the 401(k) Retirement Plan. Includes Mr. Gonsoulin $15,000; Mr. Bospflug $15,000; Mr. McCann $15,000; Mrs. McConnaughhay $6,346; Mr. Rovinelli $13,912; and Mr. Stepanek $13,604.

•	The cost to the Company of Term Life and Disability Insurance coverage provided by the Company including the cost of Life Insurance exceeding $50,000.

(4)	Mr. Bospflug became Chief Operating Officer in February 2009 and President in April 2010.

(5)	Mr. McCann retired on November 5, 2012. For additional information, see “Payments Upon Termination,” after the tables below.

(6)

All Other Compensation also includes a payment of $156,961 lump sum retirement benefit representing two weeks pay for each year of service with our Company and $1,575 in consulting fees, pursuant to his Severance Agreement and Consulting Agreement.

(7)	Mrs. McConnaughhay became our Chief Financial Officer and Secretary on November 5, 2012. She joined our Company in July 2012.

(8)	Grant date fair value for restricted stock units awarded to Mrs. McConnaughhay was $25.01 for the August 2, 2012 award and $31.32 for the November 6, 2012 award.

(9)	All Other Compensation also includes $6,216 in relocation assistance.

(10)

Mr. Stepanek became our Director of Corporate Business Development and an executive officer in January 2011. He joined our Company in 2010. His bonus amount for fiscal 2011 includes a $50,000 signing bonus paid after completion of one year of employment.

Grants of Plan-Based Awards in Fiscal 2012

		Prior Committee Action Date(1)	Estimated future payouts under non- equity incentive plan awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Al A. Gonsoulin	N/A		390,000	650,000	910,000
	5/4/2012	3/2/2012				52,696	1,201,996
Lance F. Bospflug	N/A		220,000	385,000	550,000
	5/4/2012	3/2/2012				31,212	711,946
Michael J. McCann	N/A		72,800	31,040	189,280
	5/4/2012	3/2/2012				5,752	131,203
Trudy McConnaughhay(5)	N/A		68,750	123,750	178,750
	8/2/2012					10,110	252,851
	11/6/2012	8/2/2012				3,175	99,441
Richard A. Rovinelli	N/A		72,800	131,040	189,280
	5/4/2012	3/2/2012				5,363	122,330
David F. Stepanek	N/A		59,525	107,145	154,765
	5/4/2012	3/2/2012				4,698	107,161

(1)

The Long-Term Incentive Plan, under which the grants approved by the Compensation Committee on March 2, 2012 were awarded, was subject to shareholder approval at the Annual Meeting held on May 4, 2012. Mrs. McConnaughhay’s award of November 6, 2012 was approved by the Compensation Committee on August 2, 2012, subject to her assuming the CFO role in November.

(2)

Represents amounts potentially payable in 2014 with respect to Company financial performance in 2013 under the Company’s Annual Incentive Plan (AIP), subject to adjustment for safety-related targets. Actual payouts will be nil if financial performance goals are not obtained. For additional information about the AIP, see the discussion under the heading “Annual Incentive Compensation” in “Compensation Discussion and Analysis” above.

(3)

Unless otherwise noted, represents performance-based restricted stock units to acquire shares of the Company’s non-voting common stock under the Long-Term Incentive Plan, scheduled to vest on March 15, 2015. For a complete discussion of these awards, refer to page 14 of the Compensation Discussion and Analysis section of this statement.

(4)

Grant date fair value is computed in accordance with FASB ASC Topic 718 and, unless otherwise noted, is based upon the closing price of our non-voting common stock of $22.81 on May 4, 2012, the date of grant.

(5)

Represents performance-based restricted stock units to acquire 3,175 shares of the Company’s non-voting common stock under the Long-Term Incentive Plan, scheduled to vest on March 15, 2015, and time-vested restricted stock units to acquire 10,110 shares of the Company’s non-voting common stock under the Long-Term Incentive Plan, scheduled to vest on August 2, 2015. Grant date fair value is computed in accordance with FASB ASC Topic 718 and is based upon the closing price of our non-voting common stock of $25.01 on August 2, 2012, the date of grant for 10,110 shares, and $31.32 on November 6, 2012, the date of grant for 3,175 shares.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table describes the outstanding equity awards held by the Named Executive Officers at December 31, 2012.

	Stock Awards
	Time-Vested		Performance Based(1)
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Al A. Gonsoulin(3)	83,978	2,691,495	52,696	1,688,907
Lance F. Bospflug	—	—	31,212	1,045,290
Trudy McConnaughhay(4)	10,110	338,584	3,175	106,331
Richard A. Rovinelli	—	—	5,363	179,607
David F. Stepanek	—	—	4,698	157,336

(1)

These restricted stock units (“RSUs”) will vest on March 15, 2015, subject to the terms of the Long-Term Incentive Plan, based on achievement of a targeted average Adjusted EBITDAR as a percentage of Adjusted Total Revenue for the three-year period beginning January 1, 2012 and ending December 31, 2014.

(2)

For Mr. Gonsoulin’s RSUs, based on the closing price of $32.05 per share of voting common stock on December 31, 2012. For other RSUs, based on the closing price of $33.49 per share of our non-voting common stock on December 31, 2012.

(3)	Mr. Gonsoulin’s time-vested RSUs vested on January 1, 2013.

(4)

Mrs. McConnaughhay’s time-vested RSUs will vest on August 2, 2015, if she remains employed by our Company on that date, subject to earlier vesting in the event of death, disability or a change of control.

Option Exercises and Stock Vested

The table below reflects the vesting of time-vested restricted stock units to acquire shares of non-voting common stock, granted in November 2010, on November 5, 2012 for Mr. McCann and on December 31, 2012 for the other executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Lance F. Bospflug	70,046	2,294,007
Michael J. McCann	14,216	465,574
Richard A. Rovinelli	13,251	433,970
David F. Stepanek	10,320	337,980

(1)

Of these shares, Messrs. Bospflug, McCann, Rovinelli, and Stepanek surrendered 26,681 shares, 4,577 shares, 4,300 shares, and 3,349 shares, respectively to PHI in satisfaction of their withholding tax obligations upon the vesting of the shares.

Nonqualified Deferred Compensation

The following table describes the contributions, earnings and balance at the end of fiscal year 2012 for each of the Named Executive Officers under our Officer Deferred Compensation Plan (“ODP”). For additional information regarding our ODP, see the heading “Officers Deferred Compensation Plan” in “Compensation Discussion and Analysis” above.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Al A. Gonsoulin(1)	0	0	0	0	0
Lance F. Bospflug(1)	0	0	0	0	0
Michael J. McCann	0	0	83,090	0	989,230
Trudy McConnaughhay(2)	0	0	0	0	0
Richard A. Rovinelli	40,918	0	145,803	0	1,295,454
David F. Stepanek	0	0	8,284	0	18,313

(1)	Mr. Gonsoulin and Mr. Bospflug elected not to participate in the ODP.

(2)	Mrs. McConnaughhay did not participate in the ODP in 2012.

The table below shows the investment choices available under the ODP and their annual rate of return for the calendar year 2012, as reported by the plan investment advisor.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Alger Spectra A	18.79%	Managers Bond	12.04%
AllianceBern Global Bond A	7.02%	Metropolitan West Total Return Bond M	11.39%
AllianceBern High Income A	18.51%	MFS International Value A	15.81%
AllianzGI Mid-Cap A	7.89%	Oakmark I	20.97%
AllianzGI NFJ Mid-Cap Value A	15.35%	Oppenheimer Developing Markets A	20.85%
American Funds Fundamental Invs F-1	17.13%	PACE Money Market P	.01%
American Funds Growth Fund of Ameri F-1	20.52%	PIMCO All Asset All Authority A	17.14%
BlackRock Equity Dividend Inv A	11.92%	PIMCO Commodity Real Ret Strat A	4.81%
BlackRock GNMA Inv A	3.77%	PIMCO Emerging Local Bond A	15.28%
Delaware Limited-Term Diversified Inc A	2.48%	PIMCO Emerging Markets Bond A	16.34%
Dreyfus Opportunistic Midcap Value A	19.41%	PIMCO Foreign Bond (Unhedged) A	6.28%
Fidelity Advisor Floating Rate Hi Inc A	6.60%	PIMCO Investment Grade Corp Bd A	14.54%
Fidelity Advisor Short Fxd-Inc A	2.13%	PIMCO Short-Term A	3.18%
Fidelity Advisor Total Bond A	6.26%	PIMCO Total Return A	9.93%
First Eagle Fund of America A	21.17%	Royce Premier Invmt	11.45%
First Eagle Global A	12.46%	Templeton Global Bond A	15.81%
First Eagle Gold A	(5.15)%	Thornburg Core Growth A	21.42%
First Eagle Overseas A	13.98%	Thornburg International Value A	15.34%
First Eagle US Value A	10.71%	Virtus Emerging Markets Opportunities A	19.62%
Gabelli Asset A	16.00%	Wells Fargo Advantage Growth A	16.62%
Gabelli Equity Income A	13.07%	Yacktman Svc	11.47%
Lord Abbett Short Duration Income A	6.64%

Payments Upon Termination

During 2012, the Company entered into a severance agreement with Michael J. McCann in connection with his retirement on November 5, 2012. Under this severance agreement, Mr. McCann received a lump sum retirement benefit of two weeks pay for each year of service with our Company for a total of $156,961. The Company also agreed to pay Mr. McCann a pro-rated amount with respect to the bonus for 2012 under the Senior Management Incentive Bonus Plan, if the plan targets were met. His outstanding 14,216 time-vested restricted stock units vested upon his retirement, and were paid in December 2012. He forfeited his performance-based restricted stock units granted in 2012, pursuant to their terms. The Company also agreed to pay 50% of the medical plan coverage elected by Mr. McCann for 18 months following his retirement and 50% of the applicable premium for coverage for Mr. McCann and one additional eligible family member thereafter until Mr. McCann is eligible for Medicare or is covered by another employer’s plan.

On November 5, 2012, the Company also entered into a related six-month Consultant Agreement with Mr. McCann, pursuant to which he agreed to make himself available at the Company’s request to consult with officers and employees of the Company at a rate of $150 per hour. In consideration of the benefits provided under the Severance Agreement, Mr. McCann agreed to maintain the confidentiality of the Company’s confidential information, not to solicit customers or employees for two years, not to perform work or provide services as an employee, consultant or contractor to PHI’s competitors and to release the Company from claims he may have concerning his employment with the Company.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(2)
Equity compensation plans approved by security holders	83,978(1) (Voting) 212,017(1) (Non-Voting)	— (Voting) — (Non-Voting)	32,542 (Voting) 561,171 (Non-Voting)
Equity compensation plans not approved by security holders	—	—	—
Total	83,978 (Voting) 212,017 (Non-Voting)	— (Voting) — (Non-Voting)	32,542 (Voting) 561,171 (Non-Voting)

(1)	Shares to be issued upon the vesting of restricted stock units granted under the PHI 1995 Incentive Compensation Plan (the 1995 Plan) and the PHI, Inc. Long-Term Incentive Plan (the LTIP).

(2)

Represents 33,280 shares of the Company’s voting and non-voting stock available for issuance under the 1995 Plan, which could be issued as restricted stock, restricted stock units or stock awards, and 560,433 shares of the Company’s non-voting stock available for issuance under the LTIP, which could be issued as incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Didier Keller, C. Russell Luigs (Chair), Richard H. Matzke and Thomas H. Murphy. No member of the Compensation Committee has ever been an officer or employee of PHI or any of our subsidiaries. In 2012, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer served as a member of our Board or Compensation Committee.

CERTAIN TRANSACTIONS

Our Code of Ethics and Business Conduct Policy requires our directors and executive officers to avoid any situation that would create a conflict of interest unless approved in accordance with the Company’s Conflict of Interest Policy. Our Conflict of Interest Policy requires executive officers and directors to report potential conflicts of interest in writing to the Audit Committee. In addition, the Audit Committee’s charter requires it to review and approve all related party transactions of the Company, defined as those required to be disclosed under Item 404 of Regulation S-K. The Audit Committee approves conflicts of interest or related party transactions if it concludes that doing so is in the best interests of the Company and our stockholders. Our Code of Ethics and Business Conduct Policy is available on our website at www.phihelico.com.

We had the following transactions with related persons during 2012, each of which was reviewed and approved by our Audit Committee:

We acquired two pieces of real estate in New Iberia, LA from Gonsoulin Enterprises, Inc., an entity wholly owned by Al A. Gonsoulin, our Chairman, Chief Executive Officer and majority voting shareholder. The total acquisition price was $1,675,000 and was based upon an average of two independent fair market value appraisals. The properties had been previously leased by PHI from the same entity. We paid $99,000 in lease payments on the properties in 2012 prior to their purchase.

We paid $165,000 in lease payments to GE Air, Inc., an entity owned by Al A. Gonsoulin, for the lease of an aircraft for the purpose of supporting our bid on a contract with a third party.

We paid $226,563 in consulting fees and expenses to Chad Gonsoulin, son of Al A. Gonsoulin, for consulting services provided to PHI.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of PHI’s Board is composed of four outside directors. It operates under a charter that is available at www.phihelico.com. The Board has made a determination that all members of the Audit Committee satisfy the requirements of the SEC and NASDAQ as to independence and are financially sophisticated within the meaning of the NASDAQ rules. The Board has also determined that it is not clear whether any member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC rules, but the Board does not believe the presence of an audit committee financial expert is necessary in view of the overall financial sophistication of Committee members.

The Audit Committee reviewed in detail and discussed with management and the independent auditors, among other things, (i) all unaudited quarterly financial statements and all quarterly reports filed with the SEC on Form 10-Q in 2012; (ii) the annual audited financial statements and the annual report filed with the SEC on Form 10-K for fiscal year 2012; (iii) management’s quarterly and annual certifications regarding internal control over financial reporting and the independent auditors’ audit of internal control over financial reporting; and (iv) the matters required to be discussed with the independent auditors by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year for filing with the SEC.

In accordance with the rules of the SEC, the foregoing information is not deemed to be “soliciting material,” or “filed” with the SEC or subject to its Regulation 14C, other than as provided in such rules, or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

By the members of the Audit Committee:

Thomas H. Murphy, Chairman

Didier Keller

C. Russell Luigs

Richard H. Matzke

RELATIONSHIP WITH REGISTERED INDEPENDENT

PUBLIC ACCOUNTANTS

General

Our consolidated financial statements for 2011 and 2012 were audited by the firm of Deloitte & Touche, LLP, which was engaged for that purpose by the Audit Committee. Representatives of Deloitte & Touche, LLP are not expected to be present at the Meeting.

The Audit Committee has selected Deloitte & Touche, LLP as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to ratification by PHI’s stockholders at the Meeting.

Fees

The following is a summary of the fees billed to PHI and its subsidiaries by Deloitte & Touche, LLP for professional services rendered.

	Year ended December 31,
	2012		2011
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees(1)	$1,032,200	71%	$890,000	53%
Audit-related fees(2)	173,315	12%	116,479	7%
Tax fees(3)	210,012	14%	118,140	7%
All other fees(4)	47,800	33%	559,637	33%

Total fees	$1,463,327	100%	$1,684,256	100%

(1)

Audit fees include the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Qs, fees for services that normally would be provided in connection with statutory and regulatory filings or engagements and services that generally only the independent accountant reasonably can provide.

(2)

Audit-related fees include assurance and related services reasonably related to the performance of the audit or review, and for 2011 and 2012 included fees related to employee benefit plan audits, and accounting consultations.

(3)

Tax fees include tax compliance, advice and planning services, and for 2011 and 2012 included assistance in the preparation of federal and state tax returns and related advice regarding tax compliance.

(4)

All other fees for 2012 consisted of services provided in connection with a Form S-8 filing and review of responses to an SEC comment letter received. All other fees for 2011 consisted of due diligence on an acquisition which did not occur, and fees related to services provided in connection with internal segment restructuring.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by PHI’s Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of service and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2011 and 2012, all audit and non-audit services provided by Deloitte & Touche, LLP were pre-approved by PHI’s Audit Committee, and the Audit Committee determined that the provision of the non-audit services was compatible with maintaining Deloitte & Touche’s independence.

OTHER MATTERS

Quorum and Voting

The presence, in person or by proxy, of a majority of the Company’s total voting power is necessary to constitute a quorum. Stockholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote. The proposal to ratify the appointment of our independent registered public accounting firm will require approval of holders of a majority of the Company’s total voting power.

The Board does not know of any matters to be presented at the Meeting other than those described herein. For directions to be able to attend the meeting and vote in person, call 337-235-2452.

Delivery of Information to a Shared Address

It is our practice to send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request to our Secretary at 2001 SE Evangeline Thruway, Lafayette, Louisiana, 70508, (337) 235-2452. Such request should contain your name, your shared address, and the address to which the Company should direct the additional copy of the Information Statement.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each shareholder a separate copy of future mailings, you may send notification to or call our offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to our office.

Stockholder Proposals

The Company’s by-laws state that for any business to be properly brought before the annual meeting, notice of the proposal must be received by the Company no later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. In regard to the 2014 annual meeting, this provision will require notice between February 1, 2014 and March 3, 2014. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholders to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

This notice must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholders and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholders giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholders, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholders and such beneficial owner.

By Order of the Board of Directors

Trudy McConnaughhay Secretary

Lafayette, Louisiana

April 12, 2013